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     SHAREHOLDER SERVICING AND DISTRIBUTION PLAN

     This Shareholder Servicing and Distribution Plan ("Plan") is adopted pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by each of the Warburg Pincus Funds (and the portfolios thereof) listed in Exhibit A hereto (each a "Fund", and together the "Funds"), with respect to the common stock or shares of beneficial interest, as the case may be, par value $.001 per share, of each Fund designated Common Class (the "Common Class") subject to the following terms and conditions:

     SECTION 1.  AMOUNT OF PAYMENTS

     Each Fund will pay Credit Suisse Asset Management Securities, Inc. ("CSAMSI"), a corporation organized under the laws of the State of New York, for shareholder servicing and distribution services provided to the Common Class, fees of up to .25% of the value of the average daily net assets of the Common Class. Fees to be paid with respect to the Fund under this Plan will be calculated daily and paid quarterly in arrears by each Fund.

     SECTION 2.  SERVICES PAYABLE UNDER THE PLAN

     (a) The fees described above payable with respect to each Fund's Common Class are intended to compensate CSAMSI, or enable CSAMSI to compensate other persons ("Service Providers") for providing (i) ongoing servicing and/or maintenance of the accounts of holders of the Common Class ("Shareholder Services"); (ii) services that are primarily intended to result in, or that are primarily attributable to, the sale of the Common Class ("Selling Services", together with Shareholder Services, "Services"). Shareholder Services may include, among other things, responding to Fund shareholder inquiries and providing services to shareholders not otherwise provided by the Fund's distributor or transfer agent. Selling Services may include, but are not limited to: the printing and distribution to prospective investors in the Common Class of prospectuses and statements of additional information describing a Fund; the preparation, including printing, and distribution of sales literature, advertisements and other informational materials relating to the Common Class; providing telephone services relating to a Fund, including responding to inquiries of prospective Fund investors; formulating and implementing marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising and obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Fund may, from time to time, deem advisable. In providing

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compensation for Services in accordance with this Plan, CSAMSI is expressly authorized (i) to make, or cause to be made, payments to Service Providers reflecting an allocation of overhead and other office expenses related to providing Services and (ii) to make, or cause to be made, payments to compensate selected dealers or other authorized persons for providing any Services.

     (b) Payments under this Plan are not tied exclusively to the expenses for Services actually incurred by CSAMSI or any Service Provider, and such payments may exceed expenses actually incurred. Furthermore, any portion of any fee paid to CSAMSI or to any of its affiliates by a Fund, or any of their past profits or other revenue, may be used in their sole discretion to provide services to shareholders of a Fund or to foster distribution of the Common Class.

     SECTION 3.  ADDITIONAL PAYMENTS

     CSAMSI, the Fund's investment adviser (the "Investment Adviser") or an affiliate of either may from any such entity's own resources, which may include a fee it received from the Fund, pay a fee (the "Service Fee") to certain broker-dealers, financial institutions, recordkeeping organizations and other financial intermediaries ("Service Organizations") for providing administration, subaccounting, transfer agency and/or other services with respect to holders of the Common Class. A portion of the Service Fee may be borne by the Funds. The Service Fee payable to any one Service Organization is determined based upon a number of factors, including the nature and quality of service provided, the operations processing requirements of the relationship and the standardized fee schedule of the Service Organization.

     SECTION 4.  SELECTION OF CERTAIN DIRECTORS

     While this Plan is in effect with respect to the Fund, the selection and nomination of members of each Fund's Board of Directors or Trustees, as the case may be (the "Board") who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it (the "Independent Board members") will be committed to the discretion of the Independent Board members then in office.

     SECTION 5.  APPROVAL AND AMENDMENT OF PLAN

     Neither this Plan nor any related agreements will take effect with respect to a Fund until approved by a majority of (a) the outstanding voting securities of the Common Class of the Fund, (b) the full Board of the Fund and (c) the Independent Directors, cast in person at a meeting called for the purpose of voting on this Plan and the related agreements.


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     This Plan may not be amended to increase materially the amount of the fees described in Section 1 above with respect to the Common Class without approval of at least a majority of the outstanding voting securities of the Common Class. In addition, all material amendments to this Plan must be approved in the manner described in Section 5(b) and 5(c) above.

     SECTION 6.  CONTINUANCE OF PLAN; REPORTING OBLIGATIONS

     This Plan will continue in effect with respect to the Common Class from year to year so long as its continuance is specifically approved annually by vote of each Fund's Board in the manner described in Section 5(b) and 5(c) above. The Fund's Board will evaluate the appropriateness of this Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including the types and extent of Services provided by CSAMSI and/or Service Providers and amounts CSAMSI and/or Service Providers receive under this Plan.

     Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement will prepare and furnish to the Fund's Board, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under this Plan and the purposes for which those expenditures were made.

     SECTION 7.  TERMINATION

     This Plan may be terminated at any time with respect to the Common Class of a Fund by vote of a majority of the Independent Board members or by a vote of a majority of the outstanding voting securities of the Common Class of the Fund.

     SECTION 8.  PRESERVATION OF MATERIALS

     Each Fund will preserve copies of this Plan, any agreement relating to this Plan and any report made pursuant to Section 5 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Plan, the agreement or the report.

     SECTION 9.  MEANING OF CERTAIN TERMS

     As used in this Plan, the terms "interested person" and "majority of the outstanding voting securities " will be deemed to have the same meanings that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

Effective Date:  November 16, 2000


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                                                                       EXHIBIT A
                              WARBURG PINCUS FUNDS

AUGUST 31 FISCAL YEAR END FUNDS
Credit Suisse Institutional International Growth Fund
Credit Suisse Institutional Strategic Global Fixed Income Fund
Credit Suisse Institutional U.S. Core Equity Fund
Credit Suisse Institutional U.S. Core Fixed Income Fund
Warburg, Pincus Central & Eastern Europe Fund
Warburg, Pincus European Equity Fund
Warburg, Pincus Focus Fund
Warburg, Pincus Global Telecommunications Fund
Warburg, Pincus High Yield Fund
Warburg, Pincus Long-Short Marker Neutral Fund
Warburg, Pincus Municipal Bond Fund
Warburg, Pincus Global Financial Services Fund
Warburg, Pincus/CSFB Global New Technologies Fund
Warburg, Pincus/CSFB Technology Index Fund
Warburg, Pincus Global Health Sciences Fund
Warburg, Pincus Aggressive Growth Fund

OCTOBER 31 FISCAL YEAR END FUNDS
Credit Suisse Institutional Fund
         Emerging Markets Portfolio
         International Equity Portfolio
         Japan Growth Portfolio
         Warburg, Pincus Post-Venture Capital Portfolio
         Small Company Growth Portfolio
         Small Company Value Portfolio
         Value Portfolio
Warburg, Pincus Balanced Fund
Warburg, Pincus Capital Appreciation Fund
Warburg, Pincus Emerging Growth Fund
Warburg, Pincus Emerging Markets Fund
Warburg, Pincus Fixed Income Fund
Warburg, Pincus Global Fixed Income Fund
Warburg, Pincus Global Post-Venture Capital Fund
Warburg, Pincus Intermediate Maturity Government Fund
Warburg, Pincus New York Intermediate Municipal Fund
Warburg, Pincus International Equity Fund
Warburg, Pincus Major Foreign Markets Fund
Warburg, Pincus Japan Growth Fund
Warburg, Pincus Japan Small Company Fund
Warburg, Pincus Small Company Growth Fund
Warburg, Pincus Small Company Value Fund
Warburg, Pincus Value Fund

DECEMBER 31 FISCAL YEAR END FUNDS
Warburg, Pincus Cash Reserve Fund

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Warburg, Pincus New York Tax Exempt Fund
Warburg, Pincus Trust
         Emerging Growth Portfolio
         Emerging Markets Portfolio
         Global Post-Venture Capital Portfolio
         Value Portfolio
         International Equity Portfolio
         Small Company Growth Portfolio
Warburg, Pincus Trust II
         Fixed Income Portfolio
Warburg, Pincus WorldPerks Money Market Fund
Warburg, Pincus WorldPerks Tax Free Money Market Fund


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